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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                                   SECURITIES
                              EXCHANGE ACT OF 1934

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|_|  Preliminary Proxy Statement        |_|  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement

|X|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Section 240.14a-12


                           EUROPA CRUISES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 JAMES C. ILLIUS
                                PAUL J. DEMATTIA
                                  JOHN R. DUBER
                                 ROGER A. SMITH
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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* Copies of this document were released to security holders on or about
  June 5, 2002.


FOR IMMEDIATE RELEASE

            CONSENT SOLICITATION AT EUROPA CRUISES REMAINS UNDECIDED;
                   COURT STATUS QUO ORDER KEEPS CURRENT BOARD

Rocky River, Ohio, June 5, 2002 - The Committee of Concerned Europa Stockholders (Committee) announced today that the Delaware Chancery Court has issued an Order maintaining the current makeup of the four member Board of Directors of Europa Cruises Corporation (OTCBB: KRUZ) until the Court's determination of the proper composition of the Board.

The Court's Order was entered in the recent lawsuit brought by the Committee concerning the Board's composition. The Court's Order effectively prevents an attempt by the Company's president, Deborah Vitale, to prematurely seat a new individual as a director BEFORE the written consents from one of the two pending consent solicitations regarding the Company can be certified by the Court. The Court's Order has no affect, however, on the Committee's pending consent solicitation, which seeks to remove Vitale from the Board and replace her with seasoned casino executive James Rafferty and which continues to receive and accept consents from stockholders.

In addition to ruling that the Board of Directors continue to consist of John R. Duber, James C. Illius, Gregory A. Harrison and Vitale, the Court restricted the company from engaging in any major contracts, expenditures, personnel changes and other actions outside of the ordinary course of business.

In addition, the Court ordered Vitale to deliver to the Committee all consents in her possession concerning the Employee Stock Ownership Plan (ESOP). Committee review of the ESOP consents obtained through the Court Order has confirmed the Committee's belief that Vitale improperly voted over 3.4 million shares of the ESOP in her own favor over the objections of her co-trustee by unilaterally supporting the consent solicitation that she is a member of (and which seeks to allow her to maintain control over the Company).

"The Williams group, which Ms. Vitale is a member of, clearly tried to deceive shareholders into believing the consent solicitation was decided. That is definitely not the case and the shareholders will still be heard," said Mr. Duber.

Shareholders are urged to return the WHITE consent card immediately. Even if you have sent a gold consent card, you have every right to support the Committee's consent solicitation by signing, dating and mailing the WHITE consent card. If you have any questions on how to vote your shares, please call our proxy solicitor: Georgeson Shareholder at 1-866-318-0501.

                                      # # #

Contact:  Owen Blicksilver at 516-742-5950